Exhibit 1

The following is a convenience translation. The German version shall be authoritative.

Articles of Association

of

MorphoSys AG

I.

General Provisions

Section 1

Name and Registered Office

(1)	The name of the company is:

MorphoSys AG.

(2)	The company has its registered office in Planegg.

Section 2

Object of the Company

(1)

The object of the Company is to identify, explore, optimize, develop, apply, commercialize, and sell technologies, processes and products in the field of medicines, pharmaceutical compounds and related intermediate products, as well to provide the related services.

(2)

The Company is authorized to operate all businesses and take all measures that relate to or seem directly or indirectly conducive to achieving the object of the Company. For this purpose, the Company may establish, acquire, or take participating interests in other companies, or assume such management duties. This applies in particular to companies operating in whole or in part in the fields described in subsection (1). The Company may outsource its business operations to affiliated companies, in whole or in part, or have them carried out by affiliated companies, and focus on the management of its participating interests. The Company can also limit its activities to a portion of the activities named in subsection (1).

Section 3

Company Duration, Fiscal Year

(1)	The Company has been set up for an indefinite period.

(2)	The fiscal year shall be the calendar year.

Section 4

Notices

Notices of the Company shall be published in the Gazette of the Federal Republic of Germany (Bundesanzeiger).

II.

Share Capital and Shares

Section 5

Amount and Division of the Share Capital

(1)	The share capital amounts to € 31.839.572,00.

(2)	The share capital is divided into 31.839.572 no-par value bearer shares.

(3)

The form of the share certificates and of the dividend coupons and renewal coupons shall be determined by the Management Board with the consent of the Supervisory Board. Single shares may be combined in share certificates evidencing a number of shares (global shares/global share certificates). Shareholders shall have no entitlement to the issuance of share certificates.

(4)	deleted.

(5)

With the Supervisory Board´s consent, the Management Board is authorized to increase the Company’s share capital by issuing a maximum of 11,768,314 new no-par value bearer shares against contribution in cash and/or in kind up to an amount of € 11,768,314.00 on one or several occasions until and including the date of April 30, 2023 (Authorized Capital 2018-I).

When executing capital increases, shareholders are principally entitled to subscription rights. The shares may also be subscribed to by one or several credit institutions with the obligation to offer the shares to shareholders for subscription. With the Supervisory Board´s consent, the Management Board is, however, authorized to exclude the subscription rights of shareholders in the following cases:

aa)	in the case of a capital increase against contribution in cash, to the extent such exclusion is necessary to avoid fractional shares; or

bb)	in the case of a capital increase against contribution in kind; or

cc)	in the case of a capital increase against contribution in cash to the extent the new shares shall be placed on a foreign stock exchange in the context of a new listing.

The total number of shares to be issued via a capital increases against contribution in cash and/or in kind, excluding subscription rights and based on the authorizations mentioned above, shall not exceed 20 % of the share capital when calculated based on the authorizations´ effective date or exercise, whichever amount is lower. This 20 % limit mentioned above shall take into account (i) treasury shares sold with the exclusion of subscription rights after the effective date of these authorizations (unless they service the entitlements of members of the Management Board and/or employees under employee participation programs); (ii) shares that are issued excluding subscription rights during the effective period of these authorizations from other authorized capital existing on the effective date of these authorizations; and (iii) shares to be issued during the effective period of these authorizations to service bonds with conversion or warrant rights, whose authorization basis exists on the effective date of these authorizations, to the extend the bonds with conversion or warrant rights were issued with the exclusion of shareholders´ subscription rights (unless they service the entitlements of members of the Management Board and/or employees under employee participation programs).

With the Supervisory Board´s consent, the Management Board shall be authorized to determine the further details of the capital increase and its execution.

(6)

With the Supervisory Board’s consent, the Management Board is authorized to increase the Company’s share capital by issuing a maximum of 2,915,977 new no-par value bearer shares against contribution in cash up to an amount of € 2,915,977.00 on one or several occasions until and including the date of April 30, 2022 (Authorized Capital 2017-I).

Shareholders are principally entitled to subscription rights. The shares may also be subscribed to by one or several credit institutions with the obligation to offer the shares to shareholders for subscription. With the Supervisory Board’s consent, the Management Board is, however, authorized to exclude the subscription rights of shareholders in the following cases:

aa)	to the extent such exclusion is necessary to avoid fractional shares; or

bb)

if the issue price of the new shares is not significantly below the market price of shares of the same class already listed and the total number of shares issued pursuant to or based on the analogous application of section 186 para. 3, sentence 4 AktG in return for cash contributions and for which the shareholders’ subscription right is excluded while the authorization is in effect does not exceed 10 % of the share capital, specifically neither on the effective date of this authorization nor at the time this authorization is exercised.

The total number of shares to be issued via capital increases against contribution in cash, excluding subscription rights and based on the authorizations mentioned above shall not exceed 20 % of the share capital when calculated based on the authorizations’ effective date or exercise, whichever amount is lower. This 20 % limit mentioned above shall take into account (i) treasury shares sold with the exclusion of subscription rights after the effective date of these authorizations (unless they service the entitlements of Convenience translation only 5 members of the Management Board and/or employees under employee participation programs); (ii) shares to be issued with the exclusion of subscription rights during the effective period of these authorizations from other authorized capital existing on the effective date of these authorizations or to be resolved by the same Annual General Meeting resolving these authorizations; and (iii) shares to be issued during the effective period of these authorizations to service bonds with conversion or warrant rights, whose authorization basis exists on the effective date of these authorizations, to the extent the bonds with conversion or warrant rights were issued with the exclusion of shareholders’ subscription rights (unless they service the entitlements of members of the Management Board and/or employees under employee participation programs).

With the Supervisory Board’s consent, the Management Board shall be authorized to determine the further details of the capital increase and its execution.”

(6 a)	deleted

(6 b)

The Company’s share capital is increased conditionally by up to € 5,307,536.00 through the issue of up to 5,307,536 new no-par-value bearer shares (Conditional Capital 2016-I). The conditional capital increase serves solely as a means to grant new shares to the holders of conversion or warrant rights that will be issued by the Company or companies in which the Company has a direct or indirect majority interest according to the authorizing resolution of the Annual General Meeting on June 2, 2016 under Agenda Item 7 a). The issue of the shares will be carried out at the respective conversion or exercise price to be determined in accordance with the resolution above. The conditional capital increase will only be carried out to the extent that the holders of conversion or warrant rights exercise their rights or fulfill conversion obligations under such bonds. The shares will be entitled to dividends as of the beginning of the previous financial year if they were issued before the start of the Company’s Annual General Meeting or otherwise as of the beginning of the financial year in which they were issued.

(6 c)	deleted

(6 d)	deleted

(6 e)

The Company’s share capital is conditionally increased by up to € 156.448,00 through the issuance of up to 156.448 new no-par value common shares of the Company (Conditional Capital 2008-III). The conditional capital increase will only be executed to the extent the holders of convertible bonds, which have been issued, exercise their conversion rights in exchange for the Company’s common shares. The new shares participate in earnings from the beginning of the fiscal year in which they are issued by virtue of the exercise of conversion rights. The Management Board shall be authorized, with the consent of the Supervisory Board, to establish additional details regarding the conditional capital increase and its execution.

(6 f)	intentionally left blank

(6 g)

The Company’s share capital is increased conditionally by up to € 995,162.00 through the issue of up to 995,162 new no-par-value bearer shares (Conditional Capital 2016-III). Conditional capital serves to meet the obligations of subscription rights that have been issued and exercised based on the authorization resolved by the Annual General Meeting of June 2, 2016 under Agenda Item 9 letter a). The conditional capital increase will be executed only to the extent that holders of subscription rights exercise their right to subscribe to shares of the Company. The shares will be issued at the exercise price set in each case as the issue price in accordance with Agenda Item 9 letter a) subparagraph (8) of the Annual General Meeting resolution dated June 2, 2016; Section 9 para. (1) AktG remains unaffected. The new shares are entitled to a dividend for the financial year for which no Annual General Meeting resolution has yet been made on the appropriation of profits at the time of the shares’ issue. The Management Board, and the Supervisory Board where members of the Management Board are concerned, is authorized to determine the additional details of the conditional capital increase and its execution.

(7)	The Supervisory Board is authorized to amend the Articles of Association to reflect the extent of the capital increase of conditional and authorized capital.

III.

Management Board

Section 6

Composition

The Management Board shall consist of at least two members. The number of members of the Management Board shall otherwise be determined by the Supervisory Board. The Supervisory Board may appoint one member of the Management Board to be Chairman and one or more members of the Board of Management to be Vice Chairman of the Management Board.

Section 7

Company Management and Representation

(1)

The members of the Management Board are required to manage the business affairs of the Company on the basis of applicable laws, the Articles of Association and the Management Board’s rules of procedure. The Management Board shall unanimously adopt rules of procedure and undertakes the allocation of responsibilities if the Supervisory Board has not adopted rules of procedure for the Management Board.

(2)

The Company is represented by two members of the Management Board or by one member of the Management Board acting jointly with a Prokurist (authorized signatory with full power of representation). The Supervisory Board may grant individual members of the Management Board authorization to represent the Company individually and may revoke such authorization.

(3)

The Supervisory Board may exempt one or more members of the Management Board from the prohibition on multiple representation in Section 181 of the BGB [German Civil Code] and that is without consideration of whether the Company is monistic or dualistic and likewise in the event the Company becomes a dualistic or monistic company.

IV.

The Supervisory Board

Section 8

Composition, Term of Office

(1)	The Supervisory Board shall consist of six members who are elected by the shareholders based on the provisions of the German Stock Corporation Act.

(2)

The members of the Supervisory Board shall be elected for a term extending at most to the end of the General Meeting that resolves about ratification of the actions of the Supervisory Board in the fourth fiscal year after commencement of their terms of office. The fiscal year in which the terms of office begin shall not be counted for such purposes.

(3)

Any member of the Supervisory Board, and every substitute member, may resign his or her office by means of a written declaration to be submitted to the Chairman of the Supervisory Board or to the Management Board on one month’s notice. Resignation may be effective immediately for good cause.

(4)

In the event a member of the Supervisory Board elected by the General Meeting leaves the Supervisory Board prior to the expiration of his or her term of office, election for a replacement shall be held at the next General Meeting.

(5)

The General Meeting may appoint substitute members for those members of the Supervisory Board it elects who shall become members of the Supervisory Board in the order laid down when the election takes place in the event members of the Supervisory Board leave prior to the expiration of their respective term of office. The term of office of a substitute member of the Supervisory Board ends upon the conclusion of the General Meeting at which an election pursuant to the terms of the preceding paragraph (4) is held.

Section 9

Chairman and Vice Chairman

(1)

Following the General Meeting at which the members of the Supervisory Board have been appointed, a meeting of the Supervisory Board shall be held without special notice at which a Chairman and a Vice Chairman shall be elected for the duration of their terms of office.

(2)

If the Chairman or the Vice Chairman of the Supervisory Board ceases to be a member before the end of his or her term of office, the Supervisory Board shall immediately elect a successor for the remainder of the respective term of office.

Section 10

Resolutions of the Supervisory Board

(1)

The meetings of the Supervisory Board shall be called at least two weeks in advance by the Chairman or, in the Chairman’s inability to act, by a Deputy Chairman. This period may be reduced in urgent cases. Notice of meetings may be given in writing, by telephone, facsimile or any other customary means of communication to the extent such method is suitable to provide confirmation of receipt. In all other respects, the statutory provisions as well as the rules of procedure of the Supervisory Board shall apply.

(2)

Meetings conducted and resolutions adopted in writing, by telephone, facsimile or any other customary means of communication (e.g. by e-mail) or the participation of individual Supervisory Board members in meetings or the passing of resolutions using customary means of communication shall be permitted, unless the Chairman of the Supervisory Board decides otherwise in a specific case.

(3)

The Supervisory Board shall have a quorum if two-thirds of the members, however at least three members, of which it is required to consist participate in passing the resolution and the Chairman or Vice Chairman is among them.

(4)	Resolutions of the Supervisory Board require a majority of votes cast. In cases of a tie, the Chairman casts the deciding vote. The Chairman shall decide the form of voting.

(5)

Minutes shall be taken of all meetings of the Supervisory Board which must be signed by the Chairman, or in the event of his or her ability to act, the Vice Chairman. The foregoing applies accordingly in the case of resolutions adopted in writing, by telephone, facsimile or any other customary means of communication (e.g. by e-mail or video conference).

(6)	Declarations of intent of the Supervisory Board shall be provided on behalf of the Supervisory Board by the Chairman.

Section 11

Committees

(1)	The Supervisory Board may appoint one or more committees from among its members. To the extent permissible by law, the committees may be granted decision-making powers of the Supervisory Board.

(2)	Every committee may elect a Chairman from among its members unless one has been appointed by the Supervisory Board.

(3)	The rules set out under Section 10 shall apply analogously to the committees.

Section 12

Rules of procedure, Declarations of intent, Changes in wording

(1)	As permitted by law and the Articles of Association, the Supervisory Board shall establish its own internal rules of procedure.

(2)

The Chairman—or in the event of his or her incapacity to act the Vice Chairman—is authorized to provide declarations of intent on behalf of the Supervisory Board necessary to implement resolutions of the Supervisory Board and its committees. Only the Chairman—or in the event of his or her incapacity to act the Vice Chairman—is authorized to accept declarations on behalf of the Supervisory Board.

(3)	The Supervisory Board is authorized to adopt amendments to the Articles of Association which only relate to the wording.

Section 13

Confidentiality

(1)

The members of the Supervisory Board shall keep secret any confidential information and secrets of the Company, in particular company and business secrets that have become known to them in connection with their work as members of the Supervisory Board. This obligation continues to apply following retirement from office.

(2)

If a member of the Supervisory Board intends to disclose information regarding the subject or results of a meeting of the Supervisory Board or other resolution adopted by the Supervisory Board, which does not fall within the scope of the preceding paragraph (1), to a third party, he or she must consult with the Chairman of the Supervisory Board in advance.

Section 14

Management Board rules of procedure, Reservation of consent

The Supervisory Board is entitled to issue internal rules of procedure for the Management Board which, in particular, set out which transactions require the consent of the Supervisory Board prior to their execution.

Section 15

Supervisory Board Compensation

(1)

In addition to the reimbursement of expenses, each member of the Supervisory Board shall receive reasonable annual compensation which is to be set by the General Meeting and—unless otherwise provided—is payable on the day following the conclusion of the General Meeting which ratifies the actions of the Supervisory Board for the relevant fiscal year.

(2)	Supervisory Board members who have been members of the Supervisory Board for only a part of the fiscal year shall receive reduced compensation in cash on a pro rata basis.

(3)	The Company shall reimburse every member of the Supervisory Board for value added tax payable with respect to his or her cash compensation.

(4)

(a) The Supervisory Board members shall be included in a D&O liability insurance for board members and certain employees of the MorphoSys Group maintained by the Company in the Company’s interests that, where existing, will provide reasonable coverage against financial damages. The premiums for this policy shall be paid by the Company.

(b)

The Company shall reimburse the costs incurred by any Supervisory Board member in connection with the completion of further education and training measures required for the performance of his or her office in accordance with the provisions of the German Corporate Governance Code (Sec. 5.4.1).

V.

General Meeting

Section 16

Place of the General Meeting, Notice

(1)	The General Meeting shall be held at the Company’s registered office or at the seat of a stock exchange in Germany.

(2)	The statutory provisions apply to the convening deadline.

Section 17

Right of Attendance

(1)

Shareholders wishing to participate in the General Meeting or exercise their voting rights, must register for the General Meeting and provide proof of their authorization. The registration and proof of authorization must reach the Company at the address specified in the invitation to the meeting within the legal time period. Either the Management Board or – if the invitation is made by the Supervisory Board – the Supervisory Board is authorized to define in the invitation a shortened deadline measured in number of days for the respective registration and proof of authorization.

(2)

Separate confirmation of the shareholding issued in text form by the depository bank is sufficient for the proof of authorization required under paragraph 1. The confirmation of the shareholding must relate to the point in time specified in the German Stock Corporation Act.

If the correctness of the authenticity of the proof of authorization is in doubt, the Company is entitled to demand further suitable evidence. If this, too, is in doubt, the Company may refuse the authorization of the shareholder to participate or vote in the General Meeting. The registration and proof of authorization must be in German or English.

Section 18

Voting Rights, Appointment of a Proxy

(1)	Every no-par value share is entitled to one vote.

(2)

The voting right may be exercised by a proxy. Notice of the appointment of a proxy, its revocation and proof of the appointment must be provided to the Company in text form. The details for the granting of a power of proxy, its revocation and the proof of the appointment to be provided to the Company will be contained in the notice of the General Meeting which may also define a simplified method. Section 135 AktG [German Stock Corporation Act] shall remain unaffected. Powers of proxy may also be communicated to the Company via an electronic medium to be defined by the Management Board.

(3)

The Management Board is authorized to make provision for shareholders to participate in the General Meeting without actually attending the venue and without granting powers of proxy, and to exercise their voting rights in part or in full via electronic means (online participation). The Management Board may define individual rules concerning the scope and method of online participation.

(4)

The Management Board is authorized to make provision for shareholders to cast their votes without participating in the General Meeting through written or electronic communication (absentee voting). It can determine the specifics of the absentee voting process.

Section 19

Chair of the General Meeting

(1)

The General Meeting shall be chaired by the Chairman of the Supervisory Board or by another member of the Supervisory Board designated by him or her. If the Chairman of the Supervisory Board does not assume the chair at the General Meeting and has not designated another member of the Supervisory Board to be his substitute, then the Chairman of the General Meeting shall be elected by the Supervisory Board. Candidates may also be persons who are neither shareholders, members of the Supervisory Board, nor persons that are related to the Company in any other way.

(2)	The Chairman shall preside over the meeting and establish the order in which the agenda items are to be addressed and the method of voting.

(3)

The Chairman of the General Meeting is authorized to permit the video and audio transmission of all or part of the General Meeting in any form he or she defines. The transmission may also be made in a form to which the public has unlimited access.

(4)

The Chairman of the General Meeting determines the order of speakers and the consideration of the items on the agenda; he or she may also, to the extent permitted by law, decide on the bundling of factually related resolution proposals into a single voting item, establish reasonable limits on the time taken by the shareholders to speak and pose questions for the entire duration of the General Meeting, for individual agenda items and for individual speakers at the start of or during the course of the General Meeting as well as determine the close of debate as needed for the orderly conduct of the General Meeting.

Section 20

Resolutions of the General Meeting

To the extent not otherwise required by mandatory provisions of law, resolutions of the General Meeting shall be passed by a simple majority of the votes cast and, where a capital majority is required, by a simple majority of the share capital represented when the vote is taken.

VI.

Annual Financial Statements

Section 21

Annual Financial Statements and Appropriation of Profits

(1)

The Management Board shall prepare the annual financial statements and management report for the preceding fiscal year within the first three months of the fiscal year and shall submit them to the auditor.

(2)	Immediately upon receiving the audit report, the Management Board must present the annual financial statements, the management report and the audit report, as well as its proposal to the General Meeting of the appropriation of profits, to the Supervisory Board.

(3)

The Management Board and the Supervisory Board shall be authorized, when approving the annual financial statements, to allocate the net profit remaining after deduction of the amounts to be allocated to the legal reserve and any loss carry-forward, in part or in full to “other earnings reserves”, provided that such other earnings reserves would not exceed one-half of the share capital following such allocation.

(4)	In the event of a capital increase, the profit sharing of the new shares does not need to conform with Section 60 para. 2 sentence 3 of the German Stock Corporation Act.

(5)

At the end of a fiscal year, the Management Board may—with the approval of the Supervisory Board—distribute an interim dividend to the shareholders pursuant to the provisions of Section 59 German Stock Corporation Act.

VII.

Final Provisions

The Company shall bear the costs of conversion into the legal form of a stock corporation up to the sum of DM 150,000.00.